Exhibit 2.6

Execution Version

REAL ESTATE MATTERS AGREEMENT

DATED AS OF MAY 31, 2018

by and between

DXC TECHNOLOGY COMPANY

and

PERSPECTA, INC.

i

6.2	Amendment and Waiver	16
6.3	Entire Agreement	16
6.4	Assignment; Successors and Assigns	16
6.5	Severability	16
6.6	Governing Law; Jurisdiction	17
6.7	Waiver of Jury Trial	17
6.8	Counterparts	17
6.9	Third Party Beneficiaries	17
6.10	Force Majeure	18
6.11	Double Recovery	18
6.12	Title and Headings	18
6.13	Construction	18

SIGNATORY		19

LIST OF SCHEDULES AND EXHIBITS

Schedule 2.1	Owned Real Properties
Schedule 2.2	Leased Real Properties
Schedule 2.3	Remaining Ultra Leased Real Properties
Schedule 3.2	Subleased Real Properties (Delta as Sublessor)
Schedule 3.3	Subleased Real Properties (Ultra As Sublessor)
Exhibit 1	Intentionally Deleted
Exhibit 2	Form of Assignment and Notice for Leased Real Properties
Exhibit 3	Form of Assignment and Consent Request for Leased Real Properties
Exhibit 4	Plano, Texas Facility Sublease
Exhibit 5	Form of Sublease

ii

This REAL ESTATE MATTERS AGREEMENT (this “Agreement”) is dated as of May 31, 2018 by and between DXC Technology Company, a Nevada corporation (“Delta”) and Perspecta, Inc., a Nevada corporation (“Ultra”). Ultra and Delta are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS:

(A)	Delta, acting directly and through its direct and indirect Subsidiaries, currently conducts the Delta Business and the Ultra Business;

(B)	Delta and Ultra have entered into the Separation and Distribution Agreement by and between Delta and Ultra dated as of the date hereof (the “Separation and Distribution Agreement”), in connection with the separation of the Ultra Business from Delta and the Distribution of Ultra Common Stock to stockholders of Delta;

(C)	in connection therewith, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1	General

Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“Actual Closing” shall mean, with respect to each Leased Real Property, the consummation of the assignment or transfer of the rights, title and interest of Ultra or its applicable Subsidiary in and to the Lease of such Leased Real Property to Delta or one of its Subsidiaries, including delivery of a Lease Consent to the extent the Leased Real Property is subject to a Lease Requiring Consent.

“Agreement” shall mean this Real Estate Matters Agreement, together with all amendments, modifications, and changes hereto entered into pursuant to Section 6.2.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Business Day” shall have the meaning set forth in the Separation and Distribution Agreement.

“Contracts” shall have the meaning set forth in the Separation and Distribution Agreement.

“Delta” shall have the meaning set forth in the preamble to this Agreement.

“Distribution” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Guaranteed Leases” shall mean any Leases as to which Ultra or any member of the Ultra Group has not received a Release and as to which Obligations remain at the time any determination with respect thereto is made.

“Guaranteed Properties” shall mean any Leased Real Properties leased, subleased, used or occupied under any Guaranteed Leases.

“Guaranteed Rent” shall mean the aggregate annual rent, additional rent and other charges, fees, costs and expenses that Ultra or any of its Subsidiaries is required to pay to the Landlords under the Guaranteed Leases from time to time through the remaining terms of the Guaranteed Leases, regardless of such Person’s volume of business and taking into account any expected escalations in rent, operating expenses and other charges in accordance with the terms of the Leases.

“Landlord” shall mean (i) the holder of the landlord’s rights, title and interests in and to any Lease from time to time, (ii) with respect to the Lease Consents, any other Person from which any consent or waiver is required to assign any Lease or sublease any Leased Real Property to Delta or its applicable Subsidiary on the terms and conditions of this Agreement, and (iii) with respect to the release of all Liabilities of Ultra or any of its Subsidiaries under any Lease, any other Person having the right to enforce any such Liabilities.

“Lease” shall mean, with respect to each Leased Real Property, any lease, sublease or other agreement under which Ultra or its applicable Subsidiary (including, for the avoidance of doubt, through any division of Ultra or any such Subsidiary) holds a leasehold or subleasehold interest in such Leased Real Property or has the right to use or occupy such Leased Real Property, together with any amendments or extensions of such leases, subleases or agreements, any guaranty of such lease, sublease or agreement by any member of the Ultra Group, and any other agreements affecting such leases, subleases or agreements, such leasehold or subleasehold interest or the use and occupancy of such Leased Real Property.

“Lease Consents” shall mean all consents under, or amendments or waivers of any provision of, any Leases required (i) to assign the Lease or sublease the applicable Leased Real Property to Delta or its applicable Subsidiary on the terms and conditions of this Agreement and (ii) in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

“Lease Requiring Consent” shall mean any Lease (i) which prohibits the assignment of such Lease, or the sublease of the applicable Leased Real Property, to Delta or its applicable Subsidiary or (ii) under which the consent of any Landlord is required for assignment of such Lease, or the sublease of the applicable Leased Real Property, to Delta or such Subsidiary, on the terms and conditions of this Agreement or, in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

“Lease Requiring Notice” shall mean any Lease under which notice to any Landlord is required for assignment of such Lease, or the sublease of the applicable Leased Real Property, to Delta or its applicable Subsidiary, on the terms and conditions of this Agreement or, in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

“Leased Real Properties” shall mean those real properties, including without limitation any land, buildings, fixtures and other improvements constituting real property, leased, subleased or otherwise used and occupied by Ultra or one of its Subsidiaries and identified in Schedule 2.2, together with (i) all easements, rights-of-way, restrictions, reservations and other rights and interests appurtenant to such real properties and (ii) all of Ultra’s or such Subsidiary’s rights, interests and obligations under any subleases, sub-subleases, licenses or other agreements regarding the use or occupancy of all or any portion of any such real property.

“Letter of Credit” shall mean an irrevocable standby letter of credit in the Required Amount issued by a Qualified Bank for the benefit of Ultra on terms and conditions satisfactory to Ultra.

“Letter of Credit Term” shall have the meaning set forth in Section 5.1(b) of this Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Loss” or “Losses” shall have the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Obligations” shall mean all Liabilities of Ultra or a member of the Ultra Group as lessee, sublessee, assignor, sublessor, guarantor or otherwise under or relating to any Lease, including, without limitation, any guarantee, surety, letter of credit, security deposit or other security which Ultra or its Subsidiaries have provided or will provide to a Landlord with respect to any Lease, to the extent such Liabilities have not expired, terminated or been fully and unconditionally released.

“Obtaining Party” shall have the meaning set forth in Section 2.6(b) of this Agreement.

“Owned Real Properties” shall mean (i) that real property, including without limitation all land and any buildings, fixtures and other improvements on such land, owned by Ultra or one of its Subsidiaries and identified in Schedule 2.1 together with (A) all easements, rights-of-way, restrictions, reservations and other rights and interests appurtenant to such real properties and (B) such owners’ rights, interests and obligations under any leases, subleases, licenses or other agreements regarding the use or occupancy of all or any portion of any such real property.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Properties” shall mean the Owned Real Properties and the Leased Real Properties.

“Proposed Transfer” shall have the meaning set forth in Section 5.4.

“Proposed Transferee” shall have the meaning set forth in Section 5.4.

“Qualified Bank” shall be a financial institution with a minimum rating of A by Standard & Poor’s or a minimum rating of A2 by Moody’s Investors Services.

“Related Property” shall have the meaning set forth in Section 4.2(a) of this Agreement.

“Release” shall mean, with respect to each Lease, the unconditional release of all Liabilities of Ultra or any member of the Ultra Group under such Lease, including, without limitation, the termination and return of any guarantee, surety, letter of credit, security deposit or other security which Ultra or any of its Subsidiaries has provided to any Landlord with respect to such Lease.

“Remaining Ultra Leased Real Property” shall mean those real properties, including without limitation any land, buildings, fixtures and other improvements constituting real property, leased,

subleased or otherwise used and occupied by Ultra or one of its Subsidiaries and identified in Schedule 2.3, together with (i) all easements, rights-of-way, restrictions, reservations and other rights and interests appurtenant to such real properties and (ii) all of Ultra’s or such Subsidiary’s rights, interests and obligations under any subleases, sub-subleases, licenses or other agreements regarding the use or occupancy of all or any portion of any such real property.

“Required Amount” shall mean one hundred percent (100%) of the Guaranteed Rent.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Surviving Person” shall have the meaning set forth in Section 5.1(a).

“Transaction” shall have the meaning set forth in Section 5.1(a).

“Transfer” shall mean transfer, contribute, distribute, assign, and/or convey (and deliver, as applicable), or cause to be transferred, contributed, distributed, assigned, and/or conveyed (and delivered, as applicable).

“Ultra” shall have the meaning set forth in the preamble to this Agreement.

“Ultra Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Ultra Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“Ultra Indemnitees” shall have the meaning set forth in the Separation and Distribution Agreement.

“Virginia Courts” shall have the meaning set forth in Section 6.6.

1.2	References; Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

2. OWNED AND LEASED REAL PROPERTIES

2.1	Owned Real Properties

Ultra shall convey or otherwise Transfer to Delta or its designated Subsidiary, or cause its applicable Subsidiary to convey or otherwise Transfer to Delta or its designated Subsidiary, and Delta shall accept, or cause its applicable Subsidiary to accept, all of Ultra’s or its Subsidiary’s rights, title and interests in and to the Owned Real Properties, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation and Distribution

Agreement and the other Ancillary Agreements. The Parties shall use commercially reasonable efforts to effect such conveyance or Transfer on or prior to the Distribution Date or as soon as practicable thereafter. The Parties shall reasonably cooperate in structuring the Transfers in the most tax efficient manner.

2.2	Leased Real Properties

Ultra shall assign or otherwise Transfer to Delta or its designated Subsidiary, or cause its applicable Subsidiary to assign or otherwise Transfer to Delta or its designated Subsidiary, and Delta shall accept and assume, or cause its designated Subsidiary to accept and assume, all of Ultra’s or its Subsidiary’s rights, title, interests in and to, and Obligations under, the Leases (including thereunder, any right, title and interest in and to any security deposits and related interest posted in accordance with such Leases), subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation and Distribution Agreement and the other Ancillary Agreements. The Parties shall use commercially reasonable efforts to effect such Transfer on or prior to the Distribution Date or as soon as practicable thereafter.

2.3	Lease Consents

(a)	Ultra has provided or plans to provide prior to the Distribution Date any notice required to be delivered under each Lease Requiring Notice substantially in the form of Exhibit 2 attached hereto and has requested the Lease Consents by written notice substantially in the form of Exhibit 3 attached hereto to the Landlord with respect to each Lease Requiring Consent. Each such written notice for Lease Consents requests consent with respect to the assignment of the Lease by Ultra or its applicable Subsidiary to Delta or its designated Subsidiary. Ultra or its applicable Subsidiary shall use commercially reasonable efforts to obtain such Lease Consents provided, however, that neither Ultra nor any member of the Ultra Group shall be required to commence or pursue any Action, nor shall Ultra nor any member of the Ultra Group be required to offer or grant any accommodation (financial or otherwise) beyond what is required under the terms of such Lease to obtain any Lease Consent.

(b)	Ultra has provided or plans to provide prior to the Distribution Date any notice or consent required to be delivered under each lease for the respective Remaining Ultra Leased Real Properties to the landlord thereunder (and any other Person from which any consent or waiver is required thereunder) with respect to the change of affiliation and/or control of Ultra that may occur in connection with the Distribution.

(c)	Delta shall cooperate as reasonably requested by Ultra to obtain the Lease Consents. Neither Ultra nor any of its Subsidiaries shall have any liability to Delta or any of its Subsidiaries arising out of, or relating to, the failure to obtain any Lease Consents or any default, loss of any rights or acceleration of any obligations under, or any termination of, any Lease Requiring Consent as a result of any failure to obtain any Lease Consents. If and to the extent that a Lease Requiring Consent provides the applicable Landlord the opportunity to recapture all or a portion of a leased premises due to a request for a Lease Consent and such Lease Requiring Consent permits a request to be withdrawn (or words of similar import) upon such Landlord’s election so to recapture, then, if Delta so requests in writing at least three (3) Business Days prior to the expiration of any recapture withdrawal period, Ultra shall use commercially reasonable efforts to exercise such right to withdraw a request for Lease Consent.

(d)	Delta shall use its commercially reasonable efforts to satisfy promptly, or cause its applicable Subsidiaries to use their commercially reasonable efforts to satisfy promptly, all of the requirements set forth in each Lease Requiring Consent and any other lawful and reasonable requirements of the Landlord in obtaining the Lease Consents, including, without limitation:

(i)	if required by any Landlord with respect to any Lease Requiring Consent, entering into an agreement with such Landlord to assume, observe and perform the tenant’s obligations under such Lease Requiring Consent during the remainder of the term of such Lease Requiring Consent; and

(ii)	if required by any Landlord with respect to any Lease Requiring Consent, providing any financial statements or other evidence of creditworthiness to Landlord and providing, or causing another Person (other than Ultra or any other member of the Ultra Group) to provide, a guarantee, surety, letter of credit, security deposit or other security in reasonable form and amount to meet the reasonable requirements of the Landlord with respect to the creditworthiness of Delta or its designated Subsidiary.

2.4	Releases

(a)	Intentionally omitted.

(b)	To the extent that Delta or Ultra does not obtain a Release from each Landlord with respect to any Lease (including, without limitation, the renewal or extension of any Lease), Delta shall indemnify, defend, protect and hold harmless the Ultra Indemnitees from and against, and shall reimburse each Ultra Indemnitee for, all Losses incurred or suffered by any Ultra Indemnitee following the Distribution Date arising from or as a result of (i) any Obligations or the failure by Delta or any of its Subsidiaries to pay, perform, observe and discharge all Obligations or (ii) Delta’s or its applicable Subsidiary’s or any of their respective representatives’, agents’, contractors’ or invitees’ use or occupancy of the respective Leased Real Properties under each such Lease, including without limitation Delta’s or such Subsidiary’s or any of their respective representatives’, agents’, contractors’ or invitees’ use or occupancy of any Leased Real Property under Section 2.5 of this Agreement. For the avoidance of doubt, nothing herein limits any obligations of Ultra or any subsidiary thereof under any subleases entered into pursuant to and in accordance with the provisions of Section 3.3 hereof.

2.5	Temporary Occupancy

In the event that the Actual Closing for any Leased Real Property does not occur on or before the Distribution Date, Delta and Ultra shall use their respective commercially reasonable efforts to allow Delta to occupy such Leased Real Property upon the terms and conditions contained in the relevant Lease and until the Actual Closing for such Leased Real Property; provided, however, that if an enforcement action or forfeiture by the relevant Landlord due to Delta’s or its applicable Subsidiary’s occupation of such Leased Real Property constituting a breach of the relevant Lease cannot, in the reasonable opinion of Ultra, be avoided other than by requiring Delta or its applicable Subsidiary to promptly vacate the relevant Leased Real Property, Ultra may, by notice to Delta, promptly require Delta or its applicable Subsidiary to vacate the relevant Leased Real Property on not less than ten (10) days prior written notice. Delta will be responsible for all Losses incurred or suffered by Ultra or any of its Subsidiaries as a consequence of such occupation or failure to timely vacate. Neither Delta nor its applicable Subsidiary shall be entitled to make any claim or demand against, or obtain reimbursement from, Ultra or any member of the Ultra Group with respect to any Losses incurred or suffered by Delta or its applicable Subsidiary as a consequence of being obliged to vacate the Leased Real Property or in obtaining alternative premises, including, without limitation, any Action or forfeiture which a Landlord may take against Delta or its applicable Subsidiary.

2.6	Performance of Leases

(a)

Following the Distribution Date, whether or not (i) the Actual Closing with respect to any Leased Real Property has occurred, (ii) Delta or its applicable Subsidiary occupies such Leased Real Property under

Section 2.5 of this Agreement or subleases such Leased Real Property under Section 2.7 of this Agreement or (iii) Delta or its applicable Subsidiary is required to vacate such Leased Real Property under Section 2.5 of this Agreement, Delta shall pay, perform, observe and discharge promptly when due, or cause its applicable Subsidiary to pay, perform, observe and discharge promptly when due, all Obligations under the Lease of such Leased Real Property; provided, however, that if, prior to an Actual Closing, a Landlord refuses to accept direct payment, performance, observation or other discharge of Obligations by Delta or its applicable Subsidiary, then Ultra, at Delta’s or its applicable Subsidiary’s written request, shall make such payment, performance, observation or otherwise discharge such Obligations until such Actual Closing, subject to Ultra’s receipt of payment from Delta or its applicable Subsidiary of all rent and other amounts payable under the applicable Lease prior to payment by Ultra to the Landlord; and provided, further, that if Delta or its applicable Subsidiary is required to vacate such Leased Real Property under Section 2.5 of this Agreement, Delta or its applicable Subsidiary shall pay to (if a Landlord refuses to accept direct payment, performance, observation or other discharge of Obligations by Delta or its applicable Subsidiary), or be entitled to be reimbursed by (if a Landlord otherwise accepts direct payment, performance, observation or other discharge of Obligations by Delta or its applicable Subsidiary), Ultra or its designated Subsidiary, monthly in advance (no later than the 10th day of each calendar month), fifty percent (50%) of the Obligations payable under the applicable Lease for the remainder of the term of such Lease.

(b)	Upon (i) the Actual Closing with respect to any Guaranteed Property or (ii) the commencement of Delta’s or its applicable Subsidiary’s occupancy of any Leased Real Property under Section 2.5 of this Agreement or sublease of any Leased Real Property under Section 2.7 of this Agreement, Delta and each of its applicable Subsidiaries shall obtain and maintain all insurance, in such amounts and with such coverage, terms and conditions, as the tenant is required to maintain under each such Lease; provided, however, if, prior to an Actual Closing, a Landlord refuses to accept Delta’s performance of the insurance requirements of any Lease or Delta’s insurer does not recognize an insurable interest on behalf of Delta under any such Lease, then Ultra at Delta’s written request shall use commercially reasonable efforts to obtain and maintain insurance policies, until such Actual Closing, in such amounts and with such coverage, terms and conditions, as the tenant is required to maintain under such Lease, subject to (A) Ultra’s receipt of payment from Delta of all premiums and other amounts owing with respect to such policies prior to payment by Ultra to the carriers and (B) indemnification from Delta against any Losses which any Ultra Indemnitee may incur or suffer under or in connection with such arrangements. Delta and each of its applicable Subsidiaries shall maintain all insurance required under the applicable Lease for so long as Ultra or any of its Subsidiaries retains any Obligations with regard to the Leases and Leased Real Properties subject to such insurance. Each of Delta and Ultra (each, an “Obtaining Party”) shall, when obtaining insurance pursuant to this Agreement, use commercially reasonable efforts to provide that coverage under such insurance shall not expire or be terminated or materially modified without such insurer endeavoring to provide written notice to the other Party at least thirty (30) days in advance of such expiration, termination or modification. All policies of commercial general liability insurance obtained by an Obtaining Party (or any Subsidiary of such Obtaining Party) shall designate the other Party and, as applicable, the other members of the Ultra Group or the appropriate Subsidiary of Delta, as additional insureds. On or before each such Actual Closing as provided in clause (i) above or the commencement of any such occupancy or sublease as provided in clause (ii) above, and thereafter at least thirty (30) days before the expiration of any such insurance or within ten (10) days after receiving a written request from the other Party, the Obtaining Party shall deliver certificates from the issuers of all such insurance evidencing full compliance with this Section 2.6(b), together with evidence of the payment of any premiums due on account of such insurance.

(c)

Ultra shall use commercially reasonable efforts to promptly deliver to Delta or its applicable Subsidiary copies of all invoices, demands, notices and other communications received by Ultra or its applicable Subsidiary or agents in connection with any of the Leased Real Properties or the Leases and shall, at

Delta’s cost and upon Delta’s reasonable written request, use commercially reasonable efforts to give notices and otherwise communicate on behalf of Delta or its applicable Subsidiary with respect to matters relating to any Lease or Leased Real Property. Delta shall use commercially reasonable efforts to promptly deliver to Ultra copies of all demands, notices and other communications received by Delta or its applicable Subsidiary or agents that allege any breach or default of any Lease, which breach or default could reasonably be expected to result in Ultra or any of its Subsidiaries or any other member of the Ultra Group incurring any Liabilities under such Lease or relating to the applicable Leased Real Property.

2.7	Alternative Sublease

If, at any time, the relevant Lease Consent is expressly refused or if Ultra does not reasonably expect to obtain such Lease Consent with respect to a Lease Requiring Consent, Ultra shall use commercially reasonable efforts to sublease (using an instrument substantially in the form of Exhibit 4 attached to this Agreement) all of the relevant Leased Real Property with respect to a Lease Requiring Consent utilized by Delta or its applicable Subsidiary to Delta or such Subsidiary for the remainder of the term of the Lease (or, if required by Landlord, for a period equal to substantially all of the remainder of the term of such Lease). Ultra shall apply to the relevant Landlord for the Lease Consent with respect to such sublease, and, on the grant of such Lease Consent, Ultra shall sublease or cause its applicable Subsidiary to sublease to Delta or its applicable Subsidiary (subject to reasonable creditworthy requirements) the relevant Leased Real Property for the remainder of the term of the Lease Requiring Consent, at a rent equal to the rent (including all additional rent and other charges, fees, expenses and costs charged under the applicable Lease) from time to time under the Lease Requiring Consent, but otherwise on substantially the same terms and conditions as the Lease Requiring Consent, except to the extent inconsistent with this Agreement and except that Ultra shall have no obligation to perform any obligations of such Landlord under such Lease and Delta shall look only to such Landlord for such obligations, to the extent of Landlord’s obligations under the relevant Lease. The sublease shall provide that (i) Ultra or its applicable Subsidiary shall use commercially reasonable efforts to enforce such Lease for the benefit of Delta or its applicable Subsidiary, at Delta’s or its applicable Subsidiary’s sole cost and expense (but in no event shall any member of the Ultra Group have an obligation to commence any Action against the relevant Landlord), (ii) Ultra shall not terminate or otherwise amend such Lease so as to materially adversely affect such subleased premises or Delta’s or its applicable Subsidiary’s rights thereunder, and (iii) subject to Section 2.13 of this Agreement, Ultra shall exercise such Lease rights as may be reasonably requested in writing by Delta or its applicable Subsidiary from time to time, at Ultra’s or its applicable Subsidiary’s sole cost and expense and subject to indemnification from Delta against any Losses any Ultra Indemnitee may suffer in connection therewith.

2.8	Form of Transfer

Ultra or its applicable Subsidiary shall make the conveyance or transfer of the Owned Real Properties in accordance with Section 2.1 of this Agreement using one or more quitclaim deeds in form appropriate for the local jurisdiction and shall make the assignment, sublease or transfer of the Leased Real Property in accordance with Sections 2.2 and 2.7 of this Agreement using one or more instruments substantially in the form of Exhibits, 2, 3, 4 or 5 (as applicable) attached to this Agreement (or, if any Landlord so requires, in the form of assignment reasonably proposed by the relevant Landlord), in each case with such modifications as are necessary to conform to local requirements, customs and practices to the extent necessary to render such form effective and, if requested by Delta (at Delta’s sole cost and expense), recordable.

2.9	Title to the Properties

Ultra makes no representations or warranties, express or implied, with respect to the quality or condition of, or any encumbrances on, the title to the Properties; and Delta or its applicable Subsidiary shall accept the rights, title and interests of Ultra or its applicable Subsidiary in and to each Owned Real Property and each Lease, subject to any defects in the quality or condition of such title and any easements, covenants, conditions, restrictions, reservations and other matters affecting, encumbering or relating to each Property.

2.10	Condition of Properties

Ultra makes no representations or warranties, express or implied, with respect to the condition of the Properties; and Delta or its applicable Subsidiary shall accept each Property “AS IS, WHERE IS” and in such condition and state of repair as exists on the Distribution Date, with respect to the Owned Real Properties, and on the Actual Closing Date, with respect to the Leased Real Properties, with all faults, limitations and defects (latent and apparent), without any representations or warranties, whether oral or written, express, implied presumed, statutory or otherwise, as to its quality, nature, merchantability, value, marketability, adequacy or its fitness for any intended use or particular purpose. Delta, for itself and on behalf of its Subsidiaries, acknowledges that it has had the opportunity to inspect the Properties and all aspects relating thereto, including, without limitation, all of the physical, environmental and operational aspects of, or conditions on, the Property to its full satisfaction and is familiar with the Properties. The Parties’ obligations under this Agreement are not conditioned upon the Properties being in any particular condition, and, any damage from condemnation or any fire or other casualty or any other change in the condition of any Property notwithstanding, Ultra shall make, or cause its applicable Subsidiary to make, the conveyances, assignments and transfers under Section 2.1 and 2.2 of this Agreement, and Delta shall accept, or cause its applicable Subsidiary to accept, all such conveyances, assignments and transfers; provided, however, in the event of any such damage from condemnation or fire or other casualty before the Distribution Date, with respect to the Owned Real Properties, or the Actual Closing, with respect to the Leased Real Properties, Ultra or its applicable Subsidiary shall confer with Delta regarding, and use commercially reasonable efforts to pursue and assign (without representation or warranty) to Delta or its applicable Subsidiary, all rights and interests of Ultra or its applicable Subsidiary in and to any proceeds of insurance arising from such fire or casualty or proceeds arising from any condemnation proceeding (less any costs incurred by Ultra in pursuing such proceeds) at the time of the conveyance, assignment or transfer for the relevant Property. To the extent that there is any damage from condemnation or any fire or other casualty to any Leased Real Property prior to the Actual Closing, Ultra shall consult with Delta prior to the exercise of any right set forth in the respective Lease with respect to such an event.

2.11	Lease Termination

If any Lease expires or is terminated prior to the Distribution Date, (a) Ultra or its applicable Subsidiary shall not be required to assign or transfer such Lease, (b) Delta or its applicable Subsidiary shall not be required to accept an assignment or transfer of such Lease or a sublease of the Leased Real Property relating to such Lease, and (c) neither Party shall have any further obligations with respect to such Lease or Leased Real Property under this Agreement subject to any obligations that expressly survive termination or expiration pursuant to the terms of this Agreement.

2.12	Tenant’s Fixtures and Fittings

The Separation and Distribution Agreement and the other Ancillary Agreements shall govern the ownership, and the transfer of ownership, of any trade fixtures and personal property located at each Property.

2.13	Lease Extensions

If Delta or its Subsidiary wishes to remain in any Guaranteed Property after the expiration of the term contemplated by any Guaranteed Lease (inclusive of any permitted renewal terms currently contemplated by such Guaranteed Lease), Delta shall enter into, or cause its applicable Subsidiary to enter into, a new lease of such Guaranteed Property under which neither Ultra nor any of its Subsidiaries nor any other member of the Ultra Group shall have any Liabilities (as tenant, guarantor or otherwise). If any Guaranteed Lease provides on the date hereof (a) a right or option to renew such Guaranteed Lease or extend the term of such Guaranteed Lease that the tenant under such Guaranteed Lease may exercise with respect to such Guaranteed Lease or (b) that such Guaranteed Lease shall renew or the term of such Guaranteed Lease shall be extended automatically if the tenant under such Guaranteed Lease fails to take an action to prevent such automatic renewal or extension, then, Delta or its applicable Subsidiary shall have the right to exercise, such right or option to renew such Guaranteed Lease or to automatically extend the term of such Guaranteed Lease without Ultra’s prior written consent. Neither Ultra nor any of its Subsidiaries shall have any Liabilities under (i) any Lease that expires or is subject to renewal pursuant to a new agreement on or after the Distribution Date, or (ii) any new lease executed by Delta or its Subsidiaries in connection with the Delta Business on or after the Distribution Date.

2.14	Costs and Expenses

Delta shall pay all out-of-pocket costs and expenses incurred in connection with obtaining the Lease Consents and any consents required under the leases for the Remaining Ultra Leased Real Properties by Ultra and by each Landlord, including, without limitation, any fee charged by any Landlord for any Lease Consent or any consent required under such lease for the Remaining Ultra Leased Property, and any attorneys’ fees and any costs and expenses relating to renegotiation or renewal of any Lease. Delta shall also pay all out-of-pocket costs and expenses payable in connection with the conveyance or transfer of the Owned Real Properties and the assignment or transfer of the Leases, including, without limitation, any escrow fees, recording fees and any transfer, documentary, sales, use, stamp, registration and other such federal, state and local taxes and fees (including any penalties, interest, additions to tax and costs and expenses relating to such taxes).

2.15	Landlord Estoppel Certificates

If requested in writing to do so by Delta, Ultra will use its commercially reasonable efforts to provide estoppel certificates to landlords under the Guaranteed Leases, subject to the receipt of factual representations from Delta in form and substance reasonably satisfactory to Ultra (and subject to receipt of an acknowledgement from Delta that it will be solely responsible for, and will hold Ultra harmless against, any Liabilities which may arise from such estoppel certificate or the matters covered thereby).

2.16	Title Insurance

At the written request of Delta (and at Delta’s sole cost and expense), Ultra shall use its commercially reasonable efforts to obtain endorsements to existing title insurance policies held by the Ultra Group for the applicable Owned Real Properties providing for the transfer of such policies to Delta or its designated Subsidiaries to the extent available in the applicable jurisdiction. Delta may, at its own cost and expense, elect to obtain title insurance policies and/or surveys with respect to any or all of the Owned Real Properties. In no event shall any title insurance, endorsement or survey deliveries delay the timing for Transfer of the Owned Real Properties contemplated by this Agreement.

3. SHARED PROPERTIES

3.1	Plano, Texas Facility Sublease

Delta or its applicable Subsidiary (as lessor) and Ultra or its applicable Subsidiary (as lessee) have entered or shall enter into a sublease of portions of the Plano, Texas Facility pursuant to a sublease agreement with a termination date of November 30, 2021 substantially in the agreed form attached hereto as Exhibit 4.

3.2	Delta Subleases

Delta or its applicable Subsidiary (as sublessor) and Ultra or its applicable Subsidiary (as sublessee) have entered or shall enter into a sublease of portions of the Leased Real Property listed on Schedule 3.2 pursuant to a sublease agreement substantially in the agreed form attached hereto as Exhibit 5.

3.3	Ultra Subleases

Ultra or its applicable Subsidiary (as sublessor) and Delta or its applicable Subsidiary (as sublessee) have entered or shall enter into a sublease of portions those real properties listed on Schedule 3.3 pursuant to a sublease agreement substantially in the agreed form attached hereto as Exhibit 5.

4. INDEMNIFICATION

4.1	Indemnification and Reimbursement

(a)	Delta shall provide Ultra with a copy of any written notice of default, notice of alleged default or other notice that Delta or any of its Subsidiaries receives from a Landlord or a lender with respect to any Guaranteed Lease that may result in an event of default, which copy shall be given to Ultra as soon as practicable and in any event no later than five (5) Business Days after Delta’s or any of its Subsidiaries’ receipt of any such notice. Ultra shall provide Delta with a copy of any written notice of default, notice of alleged default or other notice that Ultra or any member of the Ultra Group receives from a Landlord with respect to any Guaranteed Lease, which copy shall be given to Delta as soon as practicable and in any event no later than five (5) Business Days after Ultra’s or any of the Ultra Group members’ receipt of any such notice.

(b)	Delta shall deliver to Ultra, as soon as practicable and in any event no later than five (5) Business Days after Delta’s or any of its Subsidiaries’ receipt of any notice described in Section 4.1(a) hereof, a statement from Delta concerning Delta’s intentions with respect to said default or alleged default. Ultra shall reasonably cooperate (at Delta’s sole cost and expense) with any attempt by Delta pursuant to this Section 4.1(b) to cure or contest a default or alleged default.

(i)	If Delta indicates an intent to contest said default or alleged default, then Delta shall engage legal counsel reasonably acceptable to Ultra and shall diligently pursue such contest; provided, however, if Ultra reasonably believes that Delta is not likely to prevail in such contest and Ultra reasonably believes that Ultra or any member of the Ultra Group will suffer adverse consequences as a result of such default or alleged default if it is not cured promptly, then, in any such event, Ultra may (in its sole and absolute discretion and without any obligation to do so) give Delta written notice of Ultra’s intention to cure the default or alleged default under such Guaranteed Lease, and the Parties shall be thereafter be governed by Section 4.1(b)(iii).

(ii)	If Delta indicates its intent to cure such default or alleged default, Delta shall cure said default or alleged default within the applicable cure period set forth in the applicable Guaranteed Lease, or if said default or alleged default is of a character which does not permit the curing of said default or alleged default within the time period set forth in the applicable Guaranteed Lease, Delta shall eliminate, cure, obtain a waiver or otherwise constructively address such default or alleged default and proceed diligently and continuously with respect to said default or alleged default until cured, waived or eliminated, but, in any event, in the manner required under the terms and conditions of the applicable Guaranteed Lease. So long as Delta is working diligently and continuously to cure such default or alleged default in accordance with the foregoing, Ultra shall refrain from taking actions to cure such default or alleged default and shall cooperate as reasonably requested by Delta (at Delta’s sole cost and expense) with respect to curing such default or alleged default or settling such dispute with the applicable Landlord; provided, however, if Delta (A) provides written notice to Ultra of its intention not to cure said default or alleged default, (B) fails to send any notice of its intentions, or (C) fails to cure a default or alleged default in accordance with its previous notice to Ultra, or if Ultra reasonably believes that Ultra or any member of the Ultra Group will suffer adverse consequences as a result of such default or alleged default if it is not cured promptly, then, in any such event, Ultra may (in its sole and absolute discretion and without any obligation to do so) give Delta written notice of Ultra’s intention to cure the default or alleged default under such Guaranteed Lease and the parties shall be thereafter be governed by Section 4.1(b)(iii).

(iii)	If Delta has not cured such default or alleged default within five (5) days after Delta’s receipt of Ultra’s written notice to Delta pursuant to the final sentences of Sections 4.1(b)(i) or 4.1(b)(ii) (or, if such default or alleged default cannot be cured within such five (5) day period, Delta has not commenced to cure and continued to diligently and continuously pursue such cure to completion within the grace or cure periods provided under, and otherwise in accordance with the terms of the applicable Guaranteed Lease), then, regardless of any stated intention of Delta, Ultra may (in its sole and absolute discretion and without any obligation to do so) cure such default or alleged default on behalf of Delta at Delta’s sole cost and expense, and Delta, for itself and on behalf of each of its Subsidiaries, hereby grants to Ultra a license to enter upon any Leased Real Property for the purpose of effecting such cure, subject to the provisions of such Guaranteed Lease.

(iv)	If Ultra or any member of the Ultra Group incurs or suffers any Losses as a result of a default or alleged default under any Guaranteed Lease by Delta or any of its Subsidiaries, and if Delta does not pay to Ultra the full amount of such Losses promptly after receipt of notice of such Losses from Ultra, Ultra shall be entitled to exercise any and all remedies available to it under this Agreement or under any other agreement between the parties, at law or in equity.

(c)

Delta, for itself and as agent for each of its Subsidiaries, hereby agrees to indemnify, defend (or, where applicable, pay the costs of defense for) and hold harmless the Ultra Indemnitees from and against, and shall reimburse such Ultra Indemnitees for, all Losses incurred or suffered by the Ultra Indemnitees by reason of (i) the incurrence by any Ultra Indemnitees of reasonable out-of-pocket costs of enforcement (excluding any internal administrative costs of such Ultra Indemnitees) of any terms, covenants or agreements contained in this Agreement, (ii) any and all payments or performance required of any of the Ultra Indemnitees with respect to any Obligation, and (iii) any breach or default by Delta or any of its Subsidiaries under any Guaranteed Lease, provided that notwithstanding anything to the contrary contained herein, Delta shall assume exclusively, and Ultra shall consent to such assumption, the defense of any Action under or pursuant to this clause (iii). If any Ultra Indemnitee incurs or suffers any such Losses, Delta shall reimburse Ultra for the full amount thereof, within ten (10) days after receiving a written demand for such Losses from Ultra. In the event that, with the written consent of Ultra, Delta assumes the defense of any Ultra Indemnitee with respect to any Action arising out of any matter from and against which Delta is obligated to indemnify, defend and hold harmless such Ultra Indemnitee under this Section 4.1(c), such defense shall include the employment of counsel reasonably satisfactory to Ultra and Delta and the payment by Delta of all of such counsel’s fees and expenses. Ultra shall not be liable for the payment of any settlement of any such Action effected by Delta without the written consent of Ultra. Delta shall not, without the prior written consent of Ultra (not to be unreasonably withheld or delayed), effect any settlement of any Action in respect of which any Ultra Indemnitee is a party and from and against which Delta is obligated to indemnify, defend and hold harmless such Ultra Indemnitee under this Section 4.1(c), unless such settlement is paid, in the first instance, by Delta, contains no admission of wrongdoing on the part of any Ultra Indemnitee, and includes an unconditional release of all Ultra Indemnitees from all liability on all claims that are the subject matter of such Action. Ultra agrees to cooperate reasonably with Delta’s defense of any such Action, as reasonably requested by Delta and at Delta’s sole cost and expense. The terms and conditions of this provision shall survive indefinitely. For the avoidance of doubt, nothing herein limits any obligations of Ultra or any subsidiary thereof under any subleases entered into pursuant to Section 3.3 hereof, and Delta shall not be obligated to indemnify Ultra for any Losses resulting from actions or inactions of any Ultra Indemnitees thereunder.

4.2	Termination of Assignment Upon Breach or Event of Default

If a breach or default occurs under any of the Guaranteed Leases and such breach or default remains uncured after any applicable notice and cure period, then Ultra, at its election, shall have the following non-exclusive remedies:

(a)	Ultra shall be entitled to all of the rights and remedies which Ultra may have under this Agreement or any other Contract or at law or in equity;

(i)	Ultra shall have the right to terminate the assignment to Delta or its applicable Subsidiary of Ultra’s or its applicable Subsidiary’s right, title and interest in and to the Guaranteed Lease with respect to which there exists a default following any notice and cure period provided for in such Guaranteed Lease, which right Ultra shall exercise by written notice to Delta. Provided that such Guaranteed Lease is not a Lease Requiring Consent, upon receiving such notice from Ultra, such assignment shall be of no further force and effect; and Delta shall assign or otherwise transfer, or cause its applicable Subsidiary to assign or otherwise transfer, to Ultra all of Delta or such Subsidiary’s right, title and interest in and to such Guaranteed Lease and any related improvements and fixtures (but excluding any furnishings, trade fixtures and business equipment) used in connection with the Leased Real Property demised under such Guaranteed Lease (collectively, the “Related Property”). If such Guaranteed Lease is a Lease Requiring Consent, then Ultra may seek Landlord’s consent to reassignment of the Lease to Ultra at Delta’s sole cost and expense, and, upon the receipt of such consent, Ultra (or its Subsidiary) shall perform such assignment and transfer called for in the preceding sentence.

(ii)

If Ultra exercises its right to terminate the assignment to Delta of any Guaranteed Lease, Ultra shall have the immediate right to possession and use of the Leased Real Property with respect to which such breach or event of default exists and any Related Property associated with such Leased Real Property, and, upon receiving the notice of termination of such Guaranteed Lease from Ultra, Delta shall quit and vacate, or shall cause its applicable Subsidiary and all other tenants and occupants of such Leased Real Property, to quit and vacate such Leased Real Property in accordance with the requirements of such Guaranteed Lease and broom clean, with all rubbish, debris and personal property belonging to Delta or such Subsidiary, tenant or occupant (other than the Related Property) having been removed. If Delta or any such Subsidiary, tenant or occupant shall fail to quit and vacate such Leased Real Property after receipt of such notice of termination in accordance with the requirements of the Guaranteed Lease, Ultra shall have all rights and remedies available at law and in equity to evict Delta, or such Subsidiary, tenant or occupant from such Leased Real Property.

(iii)	Delta, for itself and as agent for each of its Subsidiaries, hereby irrevocably constitutes and appoints Ultra its true and lawful attorney-in-fact for the purpose of carrying out the terms and provisions of this Section 4.2 after a breach or default under this Agreement or under any Guaranteed Lease (which continues after the giving of any notice and the expiration of any cure period provided under such Guaranteed Lease), in Delta’s or such Subsidiary’s name and stead, (i) to secure and maintain the use and possession of any Leased Real Properties with respect to which any breach or event of default exists under any Guaranteed Lease and any Related Property, (ii) to take any and all actions which Ultra reasonably deems necessary to protect, maintain and secure its interest in any such Leased Real Property and Related Property, and (iii) to put and substitute one or more agents, attorney or attorneys-in-fact for Delta or any such Subsidiary to do, execute, perform and finish for Delta or such Subsidiary those matters which shall be reasonably necessary or advisable, or which Delta’s agent, attorney-in-fact or its substitute shall deem reasonably necessary or advisable, with respect to such Leased Real Property or Related Property, including, without limitation, executing on behalf of Delta any instrument deemed necessary or advisable by Ultra to evidence the termination of the previous assignment, and the assignment of Delta’s or its Subsidiary’s rights, title and interests in and to such Guaranteed Lease under this Section 4.2, as thoroughly, amply and fully as Delta could do personally. All such powers of attorney shall be deemed coupled with an interest and shall be irrevocable.

4.3	No Obligation to Pay Rent

Nothing in this Agreement or the instruments assigning the Guaranteed Leases to Delta or its applicable Subsidiary creates any obligation on the part of Ultra or any member of the Ultra Group to pay any amounts due or owing under any of the Guaranteed Leases.

5. COVENANTS

5.1	Merger

(a)	As long as the Guaranteed Rent in the aggregate through the remaining life of the Guaranteed Leases exceeds One Million Dollars ($1,000,000), prior to the completion by Delta of any consolidation with or merger into any Person (or of any transaction involving or related to an acquisition of a controlling interest in Delta or a sale of all or substantially all of Delta’s assets on a consolidated basis) (in each case, a “Transaction”), the surviving Person of such Transaction (the “Surviving Person”) shall deliver to Ultra a Letter of Credit in the Required Amount to support the Surviving Person’s obligations under this Agreement (on such terms and conditions as are reasonably acceptable to Ultra); provided that no such Letter of Credit shall be required if the Surviving Person of such Transaction is rated as investment grade by Standard & Poor’s or Moody’s Investor Services following the completion of the Transaction.

(b)	If the Surviving Person provides the Letter of Credit under Section 5.1(a), the Surviving Person shall be obligated to maintain the Letter of Credit in the Required Amount during the term commencing on the Distribution Date and terminating on the earlier of (i) a Release with respect to all Guaranteed Leases or (ii) the date on which the Guaranteed Rent falls below One Million Dollars ($1,000,000) (such term, the “Letter of Credit Term”).

5.2	Security Interests

As long as Ultra’s (or any Subsidiary of Ultra) duties under any Obligation remain outstanding with regards to any Leased Real Properties or Leases, Delta shall not pledge, hypothecate, collaterally assign, mortgage or otherwise encumber, or permit any lien or encumbrance upon, or grant any security interest in, any of Delta’s rights, title or interests, as lessee, sublessee or assignee, in or to any of such Leased Real Properties or Leases, except to the extent any such lien, encumbrance or security interest is subordinate to, and would not otherwise interfere with, the interests, rights or remedies of Ultra or its Subsidiary with respect to such Leased Real Property or Lease under the terms of this Agreement; provided, however, that this Section 5.2 shall not apply to (a) any lien or encumbrance on any Landlord’s interest in any Leased Real Property existing as of the Distribution Date or expressly permitted under a Lease, (b) any liens against the Properties for real estate taxes or mechanics’, materialmens’ or other liens based upon claims for work, labor or materials relating to any Property, if (i) such taxes or claims are not due and payable or are being contested in good faith by appropriate proceedings and (ii) Delta maintains adequate reserves for payment of such taxes or claims in accordance with generally accepted accounting principles, and (c) any mortgage, deed of trust or security interest on any Property or Lease in favor of the provider or providers of any senior working capital facility and/or any senior term loan facility. It shall not be considered a default of this Agreement if, within ten (10) Business Days after Delta receives notice of a lien against a Property, Delta causes such lien to be released of record or provides Ultra with insurance against the same issued by a major title insurance company or such other protection against the same as Ultra shall accept in its sole and absolute discretion.

5.3	Intentionally Deleted

5.4	Limitation on Assignment

As long as any Obligations remain outstanding with regards to a Guaranteed Lease, Delta or its applicable Subsidiary may assign or otherwise transfer its rights, title and interests in and to under any such Guaranteed Lease, or sublease all or substantially all of any the Guaranteed Property, to a third party (any such proposed assignee, sublessee or transferee being a “Proposed Transferee,” and any such proposed assignment, sublease or transfer being a “Proposed Transfer”); provided, however, that (a) Ultra consents to such Proposed Transfer, which consent Ultra may grant or withhold in its reasonable discretion, (b) effective upon or before such Proposed Transfer, a Release of all Ultra Indemnitees is obtained under such Guaranteed Lease, (c) Delta remains liable under such Guaranteed Lease (and the indemnities in favor of Ultra under this Agreement continue to apply) with respect to any assignment or sublease in whole or in part or (d) the Proposed Transferee is a direct or indirect wholly owned Subsidiary of Delta, under common control with Delta, or in control of Delta at all times and Delta remains primarily liable for the Obligations as if Delta were still the tenant or assignee under the applicable Guaranteed Lease or Guaranteed Leases. Any transfer in violation of this Section 5.4 is void. Nothing herein shall limit or modify the requirements to obtain the consent of any Landlord under the terms of any Guaranteed Lease.

5.5	Further Assurances

At any time and from time to time, upon the request of the other Party, Ultra and Delta shall each execute and deliver to the other Party such further instruments and documents, and do such further acts and things, as such other Party may reasonably request in order to effectuate fully the purposes of this Agreement. To the extent it is possible without causing a default under any Lease, Ultra shall take such other actions as may be reasonably requested in writing by Delta in order to place Delta, insofar as reasonably possible, in the same position as if the Leases for any Leased Real Property for which the

Actual Closing did not occur on or before the Distribution Date had been transferred as contemplated hereby.

6. MISCELLANEOUS

6.1	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Separation and Distribution Agreement.

6.2	Amendment and Waiver

Subject to Section 8.20(b) of the Agreement and Plan of Merger, this Agreement may be terminated, modified or amended at any time prior to the Effective Time by and in the sole discretion of Delta without the approval of Ultra or the stockholders of Delta. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Delta and Ultra. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.3	Entire Agreement

This Agreement, together with the documents referenced herein (including the Separation and Distribution Agreement), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation and Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

6.4	Assignment; Successors and Assigns

This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 6.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

6.5	Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.6	Governing Law; Jurisdiction

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the laws of any other jurisdiction. Subject to the provisions of Section 9 of the Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

6.7	Waiver of Jury Trial

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

6.8	Counterparts

This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

6.9	Third Party Beneficiaries

This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

6.10	Force Majeure

No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

6.11	Double Recovery

Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

6.12	Title and Headings

Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.13	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DXC Technology Company
By:	/s/ William L. Deckelman, Jr.
Name:	William L. Deckelman, Jr.
Title:	EVP, General Counsel & Secretary

Perspecta Inc.
By:	/s/ William L. Deckelman, Jr.
Name:	William L. Deckelman, Jr.
Title:	Vice President Secretary

Signature Page to Real Estate Matters Agreement